Exhibit 10.1

August 5, 2011

Mr. Patrick Cogny
Rue Darwin 57
1050 Bruxelles

Dear Patrick:

We are pleased to enter into this letter agreement (the “Agreement”) with you proscribing the terms and conditions of your employment with Genpact LLC (the “Company”).  This Agreement supersedes your agreement with Genpact Onsite Services, Inc. dated October 21, 2008, which agreement shall have no further force or effect.

1.	Term. This Agreement shall commence as of the date of your relocation to the United States and will continue until terminated in accordance with Section 6 (the “Term”).

2.
Duties and Title.  You will serve as Senior Vice President, Manufacturing and Services for Genpact Limited and will devote your full employable time, attention and best efforts to the business affairs of Genpact Limited and its subsidiaries and Affiliates (as defined below) (except during vacations or illness). You shall not, directly or indirectly, engage in any other business or professional activity (whether or not such activity is pursued for gain, profit or other pecuniary advantage and whether or not during normal business hours) or have any interest in any such other business or professional activity.  Notwithstanding the foregoing, you may invest in any business, provided that (i) the investment is passive, (i.e., you are not required to, and in fact do not, provide any services on behalf of such business) and (ii) the business invested in is not competitive with any aspect of the Company or any of its Affiliates as determined by Genpact Limited’s Board of Directors in its sole discretion, except that the limitation imposed by this clause (ii) shall not apply to investment in the securities of a publicly traded company as long as you do not own at any time one percent or more of any class of the securities of such company.

3.
Base Salary.  You will receive an annual gross base salary (the “Base Salary”) of not less than $450,000 payable in accordance with the customary payroll practices of the Company for salaried employees.

4.
Bonus.  You will be eligible to receive an annual bonus for each full or partial fiscal year of the Company ending during the Term based on individual goals and objectives and the Company’s attainment of performance targets established by the Compensation Committee of the Board of Directors of Genpact Limited, a Bermuda company (the “Committee”) for each fiscal year. You are guaranteed a cash bonus payment of at least $100,000 per calendar year, plus a discretionary target bonus of up to an additional $250,000 which is not guaranteed, (together, the “Bonus”).  For 2011, the discretionary portion of your Bonus will be prorated from your start date in the United States. The Bonus will be paid to you when annual bonuses are typically paid to other senior executives of the Company, but in all events by March 15th of the year following the year to which the Bonus relates. You have to be an employee of Genpact at the time bonuses are paid to be eligible to receive the Bonus.

5.
Benefits.  You will be entitled to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than those benefits and perquisites provided from time to time to the Company’s other US based senior executives including but not limited to, eligibility for 25 days of Paid Time Off annually. Carry-over from year to year for Paid Time Off shall be subject to the terms and conditions of the Company Paid Time Off policy. You shall be eligible to continue your existing European health insurance coverage, at the Company’s expense. In addition, the Company shall reimburse you for the cost of tax return filing and tax consulting support, not to exceed $5,000 per year.

(a) Relocation. The Company shall, consistent with its relocation policies, reimburse you for your reasonable expenses incurred for relocating yourself and your immediate family to the United States from Europe, including temporary housing, a real estate broker’s fee not to exceed 15% of annual rent, relocation of goods including storage, and business class airfare.    You will also receive a one-time payment of $12,000 to assist with relocation expenses. Upon termination of this Agreement for any reason other than by the Company without Cause (as defined below), the Company shall reimburse you for the cost of business class airfare for you and your family to return to Europe.  If you are terminated by the Company without Cause, the Company shall reimburse you for your reasonable expenses incurred for relocating yourself and your immediate family to Europe from the United States, including temporary housing, relocation of goods including storage, and business class airfare.

6.
Termination; Non-Compete.  Your employment with the Company may be terminated pursuant to this Section 6.  In addition to the payments provided in this Section 6, following any termination, you will be entitled to all other benefits, if any, due you in accordance with the plans, policies and practices of the Company but you will not at any time participate in any severance plan, policy or program of the Company.

(a) Death or Disability.  Upon your death during the Term, your estate will be entitled to receive any unpaid Base Salary through the date of your death and any earned but unpaid Bonus.  If during the Term, the Company determines that you are unable, due to physical or mental incapacity, to substantially perform your duties and responsibilities to the Company for a period of 180 consecutive days, the Company may terminate your employment on account of “Disability.”  If you are terminated by the Company on account of your Disability you will be entitled to receive your Base Salary through the date of termination and any earned but unpaid Bonus.

Termination for Cause.  The Company may terminate your employment for “Cause” as defined below.  If the Company terminates you for Cause you will be entitled to any Base Salary you have earned but that has not yet been paid to you on the date of termination.  If you are terminated for Cause, you will not be entitled to any Bonus.  If you are terminated for Cause you agree that for one year following your termination, without the prior written consent of Genpact Limited, you shall not engage in “Competition” (as defined below) with Genpact Limited or any of its Affiliates or subsidiaries (collectively, the “Company Group”).  For purposes of this Agreement, if you take any of the following actions you shall be engaged in “Competition”: engaging  in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant for or on behalf of any of the entities listed on the competitor list attached as Exhibit A, or any successor of any such entity, which competitor list may be amended annually by the Board of Directors of Genpact Limited, or a committee thereof, to add or delete entities from such list provided that in no event shall the number of entities named on such list exceed five.

Notwithstanding the foregoing, “Competition” shall not include the passive ownership of securities in any entity listed on Exhibit A and exercise of rights appurtenant thereto, so long as such securities represent no more than two percent (2%) of the voting power of all securities of such enterprise.

For purposes of this Agreement, “Cause” means: (A) any conviction by a court of, or entry of a pleading of guilty or nolo contendere by Participant with respect to, a felony or any lesser crime involving moral turpitude or a material element of which is fraud or dishonesty; (B) Participant’s willful dishonesty, disloyalty, fraud or misrepresentation of a substantial nature towards the Company and any of its Affiliates;  (C) Participant’s use of alcohol or drugs which materially interferes with the performance of his duties to the Company and/or its Affiliates or which materially compromises the integrity and reputation of Participant or the Company and/or its Affiliates; (D) Participant’s material, knowing and intentional failure to comply with material applicable laws with respect to the execution of the Company’s and its Affiliates’ business operations; and (E) Participant’s insubordination in failing to follow the express instructions of the CEO or the Company's Board of Directors.

For purposes of this Agreement, “Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which Genpact Limited has a significant direct or indirect equity interest, in either case as determined by the Committee.

(b) Termination by the Company Without Cause.  The Company may terminate your employment without Cause (and other than for death or Disability).

          (i)           If you are terminated by the Company without Cause you will be entitled to severance following your termination equal to $550,000.  Such severance payment will be paid in a lump sum within 30 days of your date of termination.  You will also be entitled to any earned but unpaid Base Salary through the date of termination.

(c) Termination By You.  If you terminate your employment for any reason (e.g. resignation or retirement), you will be entitled to any Base Salary you have earned but that has not yet been paid to you as of your termination date.  Following such a termination and for one year thereafter, you agree that you will not engage in Competition with the Company Group.

(d) In General. You will have no duty to mitigate damages by seeking other employment following your termination and, should you actually receive compensation from any such other employment, the payments required by this Agreement will not be reduced or offset by any other compensation.

7.
Non-Solicitation.  By signing this Agreement you also agree that for twenty-four months following your termination of employment you will not (i) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee or independent contractor of the Company Group to give up, or to not commence, employment or a business relationship with the Company Group, (ii) unless otherwise in contravention of applicable law, directly, or indirectly through direction to any third party, hire or engage, or cause to be hired or engaged, any person who is or was an employee or independent contractor of the Company Group, or (iii) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any agent, consultant, vendor, supplier or customer of the Company Group to give up or not commence, a business relationship with the Company Group.

8.	Other Provisions.

(a) Nondisparagement.  By signing this Agreement, you also agree that if your employment with the Company terminates for any reason, you shall not defame, disparage or criticize the Company Group, or any of the Company Group’s products, services, finances, financial condition, capabilities or other aspect of or any of their business, or any former or existing managers, directors, officers or agents of, or contracting parties with, any member of the Company Group in any medium to any person without limitation in time.  Notwithstanding this provision, you may confer in confidence with your legal representatives and make truthful statements as required by law.

(b) Confidential Information.  By signing this Agreement, you also acknowledge and agree that the Company Group has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information.  Accordingly, during the Term and at all times thereafter, you may not, except with the written consent of the Company or in connection with carrying out your duties or responsibilities to the Company, furnish or make accessible to anyone or use for your own benefit any trade secrets, confidential or proprietary information of the Company Group, including its business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, that such protected information shall not include information known to the public or otherwise in the public domain without you violating your obligations under this Section 10(b).  You may however, disclose confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information.

(c) Property of the Company.  By signing this Agreement you also acknowledge and agree that all memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Company Group, whether written or stored on electronic media, made or compiled by you or on your behalf in the course of your employment, or made available to you in the course of your employment, relating to the Company Group, or to any entity which may hereafter become an affiliate thereof, but excluding your personal effects, Rolodexes and similar items, are the property of the Company, and shall, except as otherwise agreed by the Company in writing, be delivered to the Company promptly upon the termination of your employment with the Company for any reason or at any other time upon request.

In addition, all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by you during the Term alone or with others, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Term (“Developments”), are the sole and exclusive property of the Company.  You agree to, and hereby do, assign to the Company, without any further consideration, all of your right, title and interest throughout the world in and to all Developments.  You agree that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledge that the Company or one of the members of the Company Group, as the case may be, is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and you hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights you may have in any such Development to the extent that it might not be considered a work made for hire.  You must make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

(d) Enforcement.  By signing this Agreement you also agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 6 (related to non-competition), Section 7 (non-solicitation) and Sections 8(b) and 8(c) (Confidentiality and Company Property) would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, provided that any such equitable remedy is no more restrictive in duration and/or scope than the restrictions imposed by the Agreement.  You also acknowledge that you understand that certain provisions of Section 6 may limit your ability to earn a livelihood but nevertheless agree and acknowledge that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company Group, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to you, and (v) the consideration provided hereunder is sufficient to compensate you for the restrictions contained in Section 6.  In consideration of the foregoing and in light of your education, skills and abilities, you agree that you will not assert that, and it should not be considered that, any provisions of this Agreement otherwise are void, voidable or unenforceable or should be voided or held unenforceable.  It is expressly understood and agreed that although you and the Company consider the restrictions contained in this

Agreement to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e) Amendment Etc. Both you and the Company agree and understand that no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and an officer of the Company.   No waiver by either you or the Company at any time of any breach, or compliance with, any condition or provision of this Agreement to be performed will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

(f) Withholding Taxes.  The Company shall be entitled to withhold from any payment due to you hereunder any amounts required to be withheld by applicable tax laws or regulations.

(g) GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK.  ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND YOU AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK COUNTY, NEW YORK.  YOU AND THE COMPANY HEREBY WAIVE THE RIGHT TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(h) JURY TRIAL WAIVER.  YOU AND THE COMPANY EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(i) Assignment.  You may not assign your rights or interests under this Agreement.  This Agreement may be assigned by the Company to an entity so long as such entity assumes in writing or by operation of law, at the time of the assignment, the Company’s obligation to perform this Agreement.

(j) Severability of Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(k) Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

(l) Entire Agreement.  This Agreement, together with your Offer Letter, sets forth the entire agreement of you and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written in respect of the subject matter contained herein.

Please acknowledge your agreement with the terms of this Agreement by signing where indicated below.

Sincerely,

GENPACT LLC

By: /s/ Heather D. White
Name: Heather D. White
Title: Vice President

Agreed and Accepted:

By: /s/ Patrick Cogny
    Patrick Cogny
Date: August 5, 2011

Exhibit A

List of Competitors

Accenture Ltd.

Cognizant Technologies Solutions Corporation

HCL Technologies Limited

International Business Machines Corp.

Wipro Ltd.